Exhibit (a)(46)

THE GLENMEDE FUND, INC.

ARTICLES SUPPLEMENTARY

THE GLENMEDE FUND, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law and pursuant to the authority expressly given to the Board of Directors in Article Fifth of the Company’s Articles of Amendment and Restatement (as amended and supplemented, the “Charter”), the Board of Directors of the Company, by resolutions duly adopted at a meeting duly convened on June 11, 2015 has reclassified the authorized but unissued shares of common stock with a par value of one-tenth of one cent ($.001) per share (the “Common Stock”) of the Company as follows: One Hundred Thirty Million (130,000,000) of the Company’s authorized but unissued shares of Common Stock of the Philadelphia International Fund-Institutional Shares are hereby classified as One Hundred Thirty Million (130,000,000) unclassified shares of Common Stock of the Company.

SECOND: These Articles Supplementary do not increase or decrease the authorized number of shares of the Company or the aggregate par value thereof. The total number of shares of stock which the Company is presently authorized to issue remains Six Billion (6,000,000,000) shares (of the par value of one-tenth of one cent ($.001) each) and of the aggregate par value of Six Million Dollars ($6,000,000) of Common Stock classified as follows:

Name of Class	Number of Shares of Common Stock Allocated
Core Fixed Income Portfolio	160,000,000
Government Cash Portfolio	1,490,000,000
International Portfolio	120,000,000
International Secured Options Portfolio	120,000,000
Large Cap Growth Portfolio –
Advisor Shares	140,000,000
Institutional Shares	140,000,000
Large Cap Core Portfolio –
Advisor Shares	155,000,000
Institutional Shares	155,000,000
Large Cap Value Portfolio	175,000,000
Long/Short Portfolio	120,000,000
Mid Cap Equity Portfolio –
Advisor Shares	120,000,000
Institutional Shares	120,000,000

Philadelphia International Emerging Markets Fund
Class I	110,000,000
Class IV	120,000,000
Philadelphia International Small Cap Fund
Class I	110,000,000
Class IV	120,000,000
Secured Options Portfolio	160,000,000
Small Cap Equity Portfolio –
Advisor Shares	180,000,000
Institutional Shares	135,000,000
Strategic Equity Portfolio	150,000,000
Tax-Exempt Cash Portfolio	1,490,000,000
Total Market Portfolio	120,000,000
U.S. Emerging Growth Portfolio	140,000,000
Unclassified	150,000,000

Total	6,000,000,000

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf as of this 11th day of June, 2015.

ATTEST:			THE GLENMEDE FUND, INC.

By:	/s/ Michael P. Malloy	By:	/s/ Mary Ann B. Wirts
	Michael P. Malloy		Mary Ann B. Wirts
	Secretary		President

THE UNDERSIGNED, President of The Glenmede Fund, Inc. (the “Company”) who executed on behalf of said the Company the foregoing Articles Supplementary to the Company’s Articles of Amendment and Restatement (as amended and supplemented, the “Charter”), of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said the Company, the foregoing Articles Supplementary to the Charter to be the corporate act of the Company and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties for perjury.

/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President